EXHIBIT 97.1
FIRST BUSEY CORPORATION
CLAWBACK POLICY

POLICY STATEMENT
As a publicly traded company, First Busey Corporation (the “Company”) is subject to corporate governance standards established by the United States Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market (“Nasdaq”). As part of those applicable standards, the Company is required to comply with applicable compensation “clawback” standards, including those promulgated pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). In addition, the Company believes a general clawback obligation should be applicable to certain employees for misconduct. Based on the foregoing, the Company has determined that it is in the best interests of the Company and its shareholders to adopt this Clawback Policy (this “Policy”).
PURPOSE
For purposes of this Policy, the Company’s Board of Directors (the “Board”) appoints the Board’s Compensation Committee as the “Administrator”. The purpose of this Policy is to prescribe the circumstances under which the Administrator has either the obligation or right to recoup or adjust certain compensation paid to certain employees of the Company and its subsidiaries.
DUTIES AND RESPONSIBILITIES
A.Administrator Responsibilities
1.In the event of a Restatement required pursuant to SEC or Nasdaq clawback rules implemented under the Dodd-Frank Act (a “Dodd-Frank Restatement”), the Company, at the direction of the Administrator, shall have the obligation to recoup certain Incentive Compensation paid to Covered Individuals for the applicable Covered Period. In the event of any other Restatement or Misconduct, the Company, at the direction of the Administrator, shall have the right to recoup or adjust certain Incentive Compensation paid to Covered Individuals for the applicable Covered Period. In determining what remedies to pursue, the Administrator shall take into account all relevant factors, including such factors as required or recommended by the SEC and Nasdaq.
2.In the event the Company is required to prepare a Dodd-Frank Restatement, the Company shall promptly recoup the amount of any Erroneously Awarded Compensation received by any Covered Individual. In such case, the Administrator shall determine, in its sole discretion, the timing and method for promptly recouping Erroneously Awarded Compensation hereunder, including, but not limited to, (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Individual, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or
September 2023

commissions and compensation previously deferred by the Covered Individual. With respect to Dodd-Frank Restatements, this Policy only applies to Incentive Compensation received by a Covered Individual (i) after beginning services as a Covered Individual, (ii) if that person served as a Covered Individual at any time during the performance period for such Incentive Compensation, and (iii) while the Company had a listed class of securities on a national securities exchange.
3.In the event of a Restatement (other than a Dodd-Frank Restatement) or any Misconduct, the Administrator shall, to the extent it determines to be appropriate and consistent with the intent of this Policy, require reimbursement, on a net after-tax basis, of Covered Payments. The Administrator may also cause the cancellation of outstanding awards (or portions of such awards) of restricted stock, restricted stock units, stock options, stock appreciation rights, performance stock units, and performance shares that were granted during such time period (in each case, where such award constitutes Incentive Compensation), or seek reimbursement of any gains realized on the exercise of stock options or stock appreciation rights attributable to such awards. In the event of a Restatement (other than a Dodd-Frank Restatement), the recoupment of any Covered Payment shall be determined based upon the extent, if any, that (a) the amount of such Incentive Compensation was formulaically calculated based upon the certain financial results that were subsequently modified due to a Restatement, and (b) the Covered Payment amount actually earned, awarded, or paid was greater than the amount that would have been made to the Covered Individual had the financial results been properly reported. In the event of Misconduct, the recoupment of any Covered Payment shall be determined by the Administrator in its sole discretion.
4.The Company is authorized and directed, to the degree it is obligated to do so pursuant to this Policy, to recoup Erroneously Awarded Compensation in compliance with this Policy unless the Administrator has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:
(a)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover and provide that documentation to Nasdaq;
(b)Recovery would violate home country law of the issuer where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law of the issuer, the Administrator must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 (“Rule 10D-1”) promulgated under the Securities Exchange Act of 1934 and Nasdaq Listing Rule 5608 (the “Listing Standards”); or
(c)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

5.The Administrator may, to the extent it determines to be appropriate and consistent with the intent of this Policy, require a positive adjustment of any Covered Payments that are paid to the Covered Individual(s), if and to the extent that (a) the amount of such Incentive Compensation was formulaically calculated based upon certain financial results that were subsequently modified due to a Restatement, and (b) the Covered Payment amount actually earned, awarded, or paid was less than the amount that would have been made to the Covered Individual had the financial results been properly reported.
6.In addition to the Administrator’s responsibilities listed above, in the event the Company is required to prepare any Restatement or there is Misconduct, the Administrator may terminate the employment of the Covered Individual whose actions resulted in the need for any Restatement or Misconduct, authorize legal action against, or take such other action to enforce such Covered Individual’s obligations to the Company as it may deem appropriate.
B.Covered Individual Responsibility
Certain Covered Individuals, based on their roles or responsibilities to the Company or a subsidiary, have an obligation to attest to the accuracy of any financial statements or incentive metrics in determining his or her Incentive Compensation. The acceptance by such Covered Individual of any Incentive Compensation shall be deemed by the Company as an attestation that any incentive metrics or underlying financial statements are not based on materially inaccurate or fraudulent information.
C.Administration
1.This Policy shall be effective as of September 20, 2023 (the “Effective Date”). With respect to a Dodd-Frank Restatement, the terms of this Policy shall only apply to any Incentive Compensation that is received by Covered Individual on or after the Effective Date, even if such Incentive Compensation was approved, awarded, granted or paid to the Covered Individual prior to the Effective Date.
2.The remedies specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.
3.Each award agreement or other document setting forth the terms and conditions of any incentive compensation shall be deemed to incorporate by reference the provisions of this Policy.
4.The Administrator acknowledges that this Policy shall be amended if and as required to comply with the SOX Act and Dodd-Frank Act. The Company shall seek to recover Incentive Compensation paid to any individual as required by the provisions of the SOX Act, Dodd-Frank Act or any other “clawback” provision required by law or applicable exchange listing standards.
5.The Administrator shall have the authority and discretion to administer, amend, interpret, and terminate this Policy, to establish, amend, and rescind any rules and regulations relating to this Policy, and to make all other determinations that may be necessary or advisable for the administration of this Policy. Any interpretation of this Policy by the Administrator and any decision made by it under this Policy shall be final and binding on all persons. The remedies specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.

6.Any members of the Administrator who assist in the administration of this Policy shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Administrator under applicable law or Company policy.
7.Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Individual that may be interpreted to the contrary, the Company shall not indemnify any Covered Individual against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Individual to fund potential clawback obligations under this Policy.
8.Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Policy, shall be brought exclusively in the courts of the State of Illinois, County of Champaign, or, if it has or can acquire jurisdiction, in the United States District court for the Central District of Illinois, and each Covered Individual consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served anywhere in the world.
9.If any Covered Individual fails or refuses to repay any Incentive Compensation that is subject to recovery by the Company pursuant to this Policy, the Covered Individual shall be solely liable for any and all of the Company’s costs and expenses (including, but not limited to legal fees) incurred in pursuing and obtaining such repayment.
10.A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.
APPENDIX
A.1.    Definitions
“Covered Individuals” shall mean: (a) with respect to a Restatement (other than a Dodd-Frank Restatement) or any Misconduct, the Company’s “named executive officers” (for SEC reporting purposes) during any Covered Period, as well as all participants in the incentive compensation plans of the Company and its subsidiaries during such Covered Period; and, (b) with respect to a Dodd-Frank Restatement, the current and former executive officers of the Company and its subsidiaries, as determined by the Administrator in accordance with the definition of executive officer set forth in Rule 10D-1 and the Listing Standards.
“Covered Payments” shall mean, with respect to a Restatement (other than a Dodd-Frank Restatement) or any Misconduct, Incentive Compensation that has been paid to, or earned by, Covered Individuals for the portion of the applicable Covered Period during which the individual was a Covered Individual.
“Covered Period” shall mean: (a) with respect to a Restatement (other than a Dodd-Frank Restatement) or any Misconduct, the three (3) year period preceding the date of any such Restatement or Misconduct; and, (b) with respect to a Dodd-Frank Restatement, the three (3) completed fiscal year period preceding the date that the Dodd-Frank Restatement was required, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The date on which the Dodd-Frank Restatement is “required” is the earlier to occur of (i) the date the Administrator concludes, or reasonably should have concluded, that the Company is required to prepare a Dodd-Frank Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Dodd-Frank Restatement, in each case regardless of if or when the restated financial statements are filed.
“Erroneously Awarded Compensation” shall mean, with respect to a Dodd-Frank Restatement, the amount of Incentive Compensation received by the Covered Individual that exceeds the amount of Incentive Compensation that would have been received by the Covered Individual had it been determined based on the restated amounts. Erroneously Awarded Compensation shall be computed by the Administrator without regard to any taxes paid by the Covered Individual on such compensation. By way of example, with respect to any compensation plans or programs that take into account Incentive Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount. For Incentive Compensation based on stock price or total shareholder return (“TSR”): (a) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Restatement on the stock price or TSR upon which the Incentive Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.
“Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): Company stock price; TSR; revenues; net income; operating income; profitability of one or more reportable segments; financial ratios; earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on equity, return on assets); earnings measures (e.g., earnings per share); any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to a Restatement; and tax basis income. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.
“Incentive Compensation” shall mean: (a) with respect to a Restatement (other than a Dodd-Frank Restatement) or any Misconduct, any bonuses, incentive payments, or equity compensation awards that are specifically granted, vested or earned formulaically based upon objectively specified financial metrics; and, (b) with respect to a Dodd-Frank Restatement, any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. With respect to a Dodd-Frank Restatement, Incentive Compensation is “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period.
“Misconduct” shall mean the Administrator has determined that a Covered Individual: (a) has engaged in the willful commission of an act of fraud, misrepresentation, or dishonesty in connection with the Covered Individual’s employment with the Company or a subsidiary; (b) has knowingly violated a material banking or other regulatory rule; (c) is subject to termination for cause under an employment or similar agreement or policy of the

Company or a subsidiary; or (d) has engaged in conduct, whether an act or omission, that is or could be reasonably expected to be materially harmful to the Company or a subsidiary, whether such harm is financial, reputational or otherwise, and whether such conduct is lawful or unlawful.
“Restatement” shall mean (a) an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, or (b) the Administrator has determined that there has been a misstatement of financial metrics used in the calculation or determination of Incentive Compensation. Restatement shall not require the occurrence of Misconduct.